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                                                                   EXHIBIT 99.4

                        NEXTLINK COMMUNICATIONS, L.L.C.
                            NEXTLINK CAPITAL, INC.

                               OFFER TO EXCHANGE
                      $350,000,000 IN PRINCIPAL AMOUNT OF
                    12 1/2% SENIOR NOTES DUE APRIL 15, 2006
                      IN RELIANCE UPON AN EXEMPTION FROM
           REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED
                                      FOR
                      $350,000,000 IN PRINCIPAL AMOUNT OF
                    12 1/2% SENIOR NOTES DUE APRIL 15, 2006

To Securities Dealers, Commercial Banks
 Trust Companies and Other Nominees:

  Enclosed for your consideration is a Prospectus dated      , 1996 (as the
same may be amended or supplemented from time to time, the "Prospectus") and a form of Letter of Transmittal (the "Letter of Transmittal") relating to the offer (the "Exchange Offer") by NEXTLINK Communications, L.L.C. (the "Company") and NEXTLINK Capital, Inc. (together with the Company, the "Issuers") to exchange up to $350,000,000 in principal amount of their 12 1/2% Senior Notes due April 15, 2006 in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the "Senior Notes"), for $350,000,000 in principal amount of their 12 1/2% Senior Notes due April 15, 2006 (the "Exchange Notes").

  We are asking you to contact your clients for whom you hold Senior Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Senior Notes registered in their own name. The Issuers will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders pursuant to the Exchange Offer. You will, however, be reimbursed by the Issuers for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuers will pay all transfer taxes, if any, applicable to the tender of Senior Notes to them or their order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

  Enclosed are copies of the following documents:

    1. The Prospectus;

    2. A Letter of Transmittal for your use in connection with the tender of Senior Notes and for the information of your clients;

    3. A form of letter that may be sent to your clients for whose accounts you hold Senior Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Exchange Offer;

    4. A form of Notice of Guaranteed Delivery; and

    5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

  Your prompt action is requested. The Exchange Offer will expire at 5:00
p.m., Eastern Standard Time, on      , 1996, unless extended (the "Expiration
Date"). Senior Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to the Expiration Date.
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  To tender Senior Notes, certificates for Senior Notes or a Book-Entry
Confirmation, a duly executed and properly completed Letter of Transmittal or a facsimile thereof, and any other required documents, must be received by the Exchange Agent as provided in the Prospectus and the Letter of Transmittal.

  Additional copies of the enclosed material may be obtained from the Exchange Agent, United States Trust Company of New York, by calling (800) 548-6565.

  NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.